Free Writing Prospectus
Registration Statement No. 333-178081
Dated November 6, 2012
Filed Pursuant To Rule 433

Morgan Stanley

# US Target Equity Alpha (ER)

CALCULATED BY S&P CUSTOM INDICES

## Morgan Stanley Target Equity Index Family

The Target Equity Alpha Index (ER) is a market-neutral strategy, which represents the outperformance of a regional Target Equity Index against the relevant benchmark. Each alpha index rebalances monthly and is expressed as long-short excess return index.

The US Target Equity Alpha Index (ER) is part of the Target Equity Index Family, a series of indices that seek to identify undervalued stocks that could generate attractive returns. The indices screen stocks using some of the valuation metrics used by private equity investors and corporate buyers to identify their targets. There are World, Europe, Asia, US, UK, Japan and a Global Shariah compliant index available. The indices rebalance quarterly and are independently calculated daily by S&P.

## Absolute returns


Index
US Target Equity Alpha (ER)
US Target Equity (PR)
S&P 500 (TR)
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012

Source: Morgan Stanley as at October 31, 2012; Excess Return = (ER), Total Return = (TR)

## Annual returns

| | 02 | 03 | 04 | 05 | 06 | 07 | 08 | 09 | 10 | 11 | 12* |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **Annual return** | | | | | | | | | | | |
| US Target Equity Alpha | 25.5% | 8.7% | 13.1% | 5.6% | 1.6% | -6.7% | 4.5% | 21.0% | 1.9% | 1.0% | -5.9% |
| US Target Equity | -2.8% | 38.0% | 24.5% | 10.2% | 16.9% | -2.2% | -35.5% | 45.6% | 16.6% | 2.5% | 7.4% |
| S&P 500 | -22.5% | 28.0% | 10.2% | 4.3% | 15.1% | 4.9% | -37.4% | 25.6% | 14.4% | 1.5% | 13.7% |
| **Volatility**** | | | | | | | | | | | |
| US Target Equity Alpha | 12.2% | 6.4% | 4.1% | 3.7% | 3.6% | 5.0% | 11.3% | 15.6% | 3.9% | 4.2% | 6.2% |
| US Target Equity | 26.8% | 16.6% | 10.5% | 10.9% | 10.1% | 17.3% | 44.6% | 38.2% | 17.8% | 23.2% | 14.7% |
| S&P 500 | 25.5% | 16.7% | 10.9% | 10.1% | 9.9% | 15.7% | 40.3% | 26.8% | 17.8% | 23.0% | 12.4% |
| **Risk-adjusted returns***** | | | | | | | | | | | |
| US Target Equity Alpha | 2.10 | 1.36 | 3.21 | 1.52 | 0.43 | -1.34 | 0.40 | 1.34 | 0.49 | 0.22 | -0.96 |
| US Target Equity | -0.10 | 2.29 | 2.34 | 0.93 | 1.67 | -0.13 | -0.79 | 1.19 | 0.93 | 0.11 | 0.50 |
| S&P 500 | -0.88 | 1.67 | 0.94 | 0.43 | 1.54 | 0.31 | -0.93 | 0.95 | 0.81 | 0.06 | 1.11 |

Source: Morgan Stanley; * data until October 31, 2012 ** Standard deviation of daily returns, annualized

*** Annual return / volatility; Returns prior to the Index launch, from April 4, 2001 through October 31, 2012, are simulated based on historical data. Returns from July 1, 2007 through October 31, 2012 reflect actual results.

The various performance-related comparisons between US Target Equity Alpha (ER), US Target Equity and the S&P 500 are for informational purposes only. There is no guarantee that the US Target Equity Alpha Index will have positive performance or will outperform the US Target Equity or S&P 500. No one can guarantee short-term or long-term performance. The stock selection for the US Target Equity Index could select stocks that underperform the benchmark index, possibly significantly.

## Index facts

| | | | |
|---|---|---|---|
| Bloomberg ticker | MSPIATDA | Currency | USD |
| Ric | .MSPIATDA | Index type | Excess return |
| Calculation Agent & Index Sponsor | Morgan Stanley | Rebalancing frequency | Monthly |

**Please refer to important information at the end of this material**

Morgan Stanley

# US Target Equity Alpha (ER)

S&P CUSTOM INDICES

## Volatility - rolling 12 month


US Target Equity Alpha (ER)
US Target Equity (PR)
S&P 500 (TR)
60%
50%
40%
30%
20%
10%
0%
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012

Source: Morgan Stanley; Past performance (actual or simulated) is not an indicator of future performance

## Monthly returns

| | US Target Equity Alpha (ER) | US Target Equity (PR) | S&P 500 (TR) |
|---|---|---|---|
| Oct-12 | -0.2% | -2.2% | -1.9% |
| Sep-12 | -0.7% | 2.0% | 2.5% |
| Aug-12 | 1.5% | 3.7% | 2.2% |
| Jul-12 | -2.3% | -0.8% | 1.4% |
| Jun-12 | -0.6% | 3.6% | 4.1% |
| May-12 | -1.6% | -7.7% | -6.1% |
| Apr-12 | -2.0% | -2.5% | -0.7% |
| Mar-12 | -3.4% | -0.1% | 3.2% |
| Feb-12 | 2.8% | 7.0% | 4.2% |
| Jan-12 | 0.6% | 5.0% | 4.4% |
| Dec-11 | 0.9% | 1.9% | 1.0% |
| Nov-11 | 5.4% | -8.6% | -12.9% |

## Monthly return profile


Frequency
Target Equity Alpha, monthly return profile
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
<-10%
-10/-8%
-8/-6%
-6/-4%
-4/-2%
-2/0%
0/2%
2/4%
4/6%
6/8%
8/10%
>10%

Source: Morgan Stanley as at October 31, 2012; Past performance (actual or simulated) is not an indicator of future performance.

## Important information

Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, Morgan Stanley will arrange to send you the prospectus if you request by calling toll free 1-800-584-6837, or you may request a copy from any other dealer participating in the offering.

This material was prepared by sales, trading or other non-research personnel of Morgan Stanley & Co. LLC (together with its affiliates, hereinafter "Morgan Stanley"). This material was not produced by a Morgan Stanley research analyst. Unless otherwise indicated, these views may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.

The Target Equity principles and methodology described herein may not work in every circumstance or with respect to the financial information of every company. The measures and factors considered in the Target Equity analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Target Equity Index performance or an investment related to Target Equity. In addition, the Target Equity principles are subject to change and may not always achieve their intended results.

Performance data for the index prior to the Index Inception Date has been calculated retrospectively, based on simulated historical performance. Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results. No representation or warranty is made that any returns indicated will be achieved.

Investments and services are offered through Morgan Stanley & Co. LLC, member SIPC.

Copyright © by Morgan Stanley 2012, all rights reserved.